FIELDPOINT PETROLEUM REPORTS ON FIRST HORIZONTAL WELL OF RANGER PROJECT

DRILLING GETS UNDERWAY

AUSTIN, TX – (PRNEWSWIRE) – January 6, 2014 - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) today reported the drilling of the Ranger Unit 8A #1H with Riley Exploration Group of Blanchard, OK.  Completion and fracking of the well is to begin this week.

FieldPoint President, Phillip Roberson, stated, “Although our Joint Exploration Agreement only became effective on January 1, 2014, and we are both still finishing our final due diligence and title work, our partner drilled this well in December and has invited us to participate under the terms of the agreement. We have elected to participate, and will have a 25% working interest in this well, as with all wells drilled under this agreement.  We appreciate that Riley has chosen to use this well as an early launch of our joint drilling program, which is being referred to as the Ranger Project.”

The Ranger Project will primarily focus on drilling horizontal Taylor Sand wells in the Serbin Field, located in Lee and Bastrop Counties, Texas. The project plan calls for up to twelve horizontal wells to be drilled in 2014, and also includes a revitalization of existing vertical wells, which could result in significant increases in production. The total number of horizontal wells to be drilled over the life of the agreement is yet to be determined.

Roger Bryant, Executive Chairman for FieldPoint, added, “Allowing us to participate in this well, which was drilled prior to our agreement becoming effective, is another show of good faith by our partner Riley Exploration. We have been very pleased with all of our dealings to date, and look forward to a long and profitable relationship.”

About FieldPoint Petroleum Corp.    www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

About Riley Exploration Group      http://rileyexplorationgroup.com

Riley Exploration Group is a privately held company engaged in the acquisition, exploration and production of crude oil, natural gas and natural gas liquids primarily in Texas, Louisiana and Oklahoma. Riley has offices in Blanchard, Oklahoma, Austin, Texas, and La Grange Texas.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Phillip Roberson, President/CFO (512) 250-8692 or fppc@ix.netcom.com